Exhibit 99 Press Release re: Change of Name

    Zenex Telecom Announces Company Name Change to Zenex International, Inc.
                        to Reflect New Growth Strategies

August 6, 2002 / Oklahoma City. Zenex Telecom, Inc. (OTCBB:ZENX - News) announces today the company has changed its name from Zenex Telecom to Zenex International, Inc. to reflect the company's new growth strategies. The company's stock symbol remains the same.

Ron Carte, Chief Executive Officer of Zenex commented: "We have been working closely with our Wall Street based strategic consulting firm, Benchmark Capital Consulting (www.bgcus.com) to develop our growth strategies as well as restructuring our overall business. We are in the process of rapidly implementing these growth strategies. The name change reflects our new focus."

Mr. Carte continued his comments: "The management is committed to building credibility with our shareholders and delivering on our promises. In the next few months, we will focus and implement on the following strategies:


1) Targeting revenue growth, cost cutting and profitability for our overall business.

2) Improving our operating efficiency, including aggressive debt reductions


3) Acquisition of profitable businesses to enhance our balance sheet thus provides us with greater financial flexibility and potentials for immediate revenue and profitability

4) Build a stronger company and apply for listing on a national exchange at the appropriate time."

Zenex International, Inc. is a holding company. Through its subsidiary Zenex Communications, the company provides facility based wholesale telephone services to public network carriers, calling card distributors and switchless resellers. The company is also a provider of dedicated long distance service and customer interactive voice repose (IVR) services.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements, contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involves risk and uncertainties including, without limitation, demand and competition for the Company's products and services, the availability to the company of adequate financing to support its anticipated activities, the ability of the Company to generate cash flow from its operations and the ability of the Company to manage its operations.

For investor inquiries, please contact: Ron Carte, CEO, Zenex International, Inc. 201 Robert S Kerr Avenue, Suite 500, Oklahoma City, OK 73102. Phone number:
(800) 890-2990